Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262300

PROSPECTUS

HYPERFINE, INC.

Up to 33,194,322 Shares of Class A Common Stock

Up to 15,055,288 Shares of Class B Common Stock

This prospectus relates to the resale from time to time by the Selling Securityholders named in this prospectus (the “Selling Securityholders”) of up to (i) 5,025,000 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), initially held by the sponsor of our predecessor company, HealthCor Catalio Acquisition Corp., a Delaware corporation (“HealthCor”), HC Sponsor LLC (the “Sponsor”), and certain of its transferees (the “Founder Shares”), (ii) 6,485,320 shares of Class A common stock issued in the PIPE Investment (as defined below), (iii) 20,770,002 shares of Class A common stock issued to our directors, officers and affiliates and the directors, officers and affiliates of Legacy Hyperfine (as defined below) pursuant to the Business Combination Agreement (as defined below), including shares of Class A common stock that may be issued upon the exercise of stock options (the “Options”) or upon the conversion of Class B common stock, par value $0.0001 per share (“Class B common stock”), (iv) 614,000 shares of Class A common stock issued in a private placement that occurred in connection with the closing of the Company’s initial public offering (the “Private Placement Shares”), (v) 300,000 shares issued following the closing of the Business Combination (as defined below) in lieu of $3.0 million of deferred underwriting compensation payable to the sole bookrunning manager of HealthCor’s initial public offering (the “Letter Agreement Shares”), and (vi) 15,055,288 shares of Class B common stock issued pursuant to the Business Combination Agreement.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares of Class A common stock or shares of Class B common stock by the Selling Securityholders, except with respect to amounts received by us upon exercise of the Options.

However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “HYPR”. On January 23, 2023, the closing price of our Class A common stock was $0.95.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and in the other documents that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 30, 2023.

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus or incorporated by reference in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

-i-

SUMMARY OF THE PROSPECTUS

This summary highlights selected information included in this prospectus or incorporated by reference in this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information incorporated by reference from our other filings with the SEC. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information incorporated by reference in this prospectus, including the information under “Risk Factors,” and the financial statements that are incorporated by reference in this prospectus. References to “we”, “us”, “our”, “Hyperfine” and “the Company” refer to Hyperfine, Inc. and its subsidiaries.

The Company

We are an innovative digital health business with a mission to provide affordable and accessible imaging and monitoring through magnetic resonance imaging (“MRI”) to revolutionize healthcare for people around the world. Our Swoop® Portable Magnetic Resonance (“MR”) Imaging System™ (“Swoop”) produces high-quality images at a lower magnetic field strength than conventional MRI systems, and can be used by healthcare professionals to make effective clinical diagnoses on a patient in a variety of settings where MRI devices have previously been inaccessible. The easy-to-use interface and portable design of our Swoop system make it accessible for use anywhere in a hospital, clinic or patient care site. We are working to realize our vision of providing affordable and accessible imaging of health conditions around the world.

Background and Business Combination

The Company was originally known as HealthCor Catalio Acquisition Corp. (“HealthCor”). On December 21, 2021, HealthCor changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware (the “Domestication”) by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. On December 22, 2021, we, after domesticating as a Delaware corporation on December 21, 2021, consummated a business combination (the “Business Combination”) pursuant to the terms of the business combination agreement dated as of July 7, 2021 (the “Business Combination Agreement”) by and among HealthCor, Optimus Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of HealthCor (“Merger Sub I”), Optimus Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of HealthCor (“Merger Sub II”), Hyperfine, Inc., a Delaware corporation (“Legacy Hyperfine”), and Liminal Sciences, Inc., a Delaware corporation (“Liminal”). In connection with the Business Combination, HealthCor changed its name to “Hyperfine, Inc.”, Legacy Hyperfine changed its name to “Hyperfine Operations, Inc.” and Liminal changed its name to “Liminal Operations, Inc.” (which was subsequently changed to “Liminal Sciences, Inc.”).

As a consequence of the Domestication, and in accordance with the terms of the Business Combination Agreement, each Class A ordinary share of HealthCor that was issued and outstanding as of immediately prior to the Domestication was converted, on a one-for-one basis, into a share of HealthCor’s Class A common stock, and each Class B ordinary share of HealthCor that was issued and outstanding as of immediately prior to the Domestication was converted, on a one-for-one basis, into a share of the HealthCor’s Class B common stock, and immediately prior to the effective time of the Business Combination (the “Effective Time”), each such share of HealthCor’s Class B common stock was converted, on a one-for-one basis, into a share of the Company’s Class A common stock (the “Conversion”).

As a consequence of the Business Combination, at the Effective Time, (i) each share of Legacy Hyperfine capital stock (other than shares of Legacy Hyperfine Series A preferred stock) that was issued and outstanding as of immediately prior to the Effective Time was automatically cancelled and extinguished and converted into the right to receive a number of shares of the Company’s Class A common stock equal to 0.3275 (the “Hyperfine Exchange Ratio”), rounded down to the nearest whole number of shares; (ii) each share of Legacy Hyperfine Series A preferred stock that was issued and outstanding as of immediately prior to the Effective Time was automatically cancelled and extinguished and converted into the right to receive a number of shares of the Company’s Class B common stock equal to the Hyperfine Exchange Ratio, rounded down to the nearest whole number of shares; (iii) each share of Liminal capital stock (other than shares of Liminal Series A-1 preferred stock) that was issued and outstanding as of immediately prior to the Effective Time was automatically cancelled and extinguished and converted into the right to receive a number of shares of the Company’s Class A common stock equal to 0.1796 (the “Liminal Exchange Ratio”), rounded down to the nearest whole number of shares; (iv) each share of Liminal Series A-1 preferred stock that was issued and outstanding as of immediately prior to the Effective Time was automatically cancelled and extinguished and converted into the right to receive a number of shares of the Company’s Class B common stock equal to the Liminal Exchange Ratio, rounded down to the nearest whole number of shares; (v) each option to purchase shares of Legacy Hyperfine common stock and each option to purchase shares of Liminal common stock, whether vested or unvested, that was outstanding and unexercised as of immediately prior to the Effective Time was assumed by the Company and became an option (vested or unvested, as applicable) to purchase a number of shares of the Company’s Class A common stock equal to the number of shares of Legacy Hyperfine common stock or Liminal common stock subject to such option immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded up to the nearest whole cent; and (vi) each Legacy Hyperfine restricted stock unit and each Liminal restricted stock unit outstanding immediately prior to the Effective Time was assumed by the Company and became a restricted stock unit with respect to a number of shares of the Company’s Class A common stock equal to the number of shares of Legacy Hyperfine common stock or Liminal common stock subject to such Legacy Hyperfine restricted stock unit or Liminal restricted stock unit immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded down to the nearest whole share.

In addition, pursuant to the Business Combination Agreement, the Company will issue to holders of Legacy Hyperfine and Liminal securities as of immediately prior to the Effective Time, in accordance with their pro rata share, up to 10,000,000 shares of Class A common stock as earn-out consideration (the “Earn-Out Shares”), if at any time during the period between the Closing Date and the third anniversary of the Closing Date (the “Earn-Out Period”), (i) the last share price of the Class A common stock is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period, or (ii) there is a transaction that will result in shares of Class A common stock being converted or exchanged into the right to receive cash or other consideration having a value greater than or equal to $15.00. During the Earn-Out Period, if there is a transaction (other than for stock splits, stock dividends, special cash dividends, reorganizations, recapitalizations or similar transactions affecting the Class A common stock) that will result in the shares of Class A common stock being converted or exchanged into the right to receive cash or other consideration having a value less than $15.00, then the right to receive Earn-Out Shares will terminate.

In addition, concurrently with the execution of the Business Combination Agreement, on July 7, 2021, HealthCor entered into subscription agreements (the “Subscription Agreements”) with certain institutional investors and accredited investors (the “PIPE Investors”), pursuant to which the PIPE Investors purchased, immediately prior to the Closing, an aggregate of 12,610,000 shares of HealthCor Class A common stock at a purchase price of $10.00 per share (the “PIPE Investment”).

Additionally, on December 22, 2021, the Company, HC Sponsor LLC (the “Sponsor”), Legacy Hyperfine and Liminal entered into a Forfeiture Agreement (the “Forfeiture Agreement”), pursuant to which, immediately prior to the Closing, 150,000 shares of HealthCor’s Class B common stock held by the Sponsor were irrevocably forfeited and automatically cancelled (the “Forfeiture”).

Stock Exchange Listing

Hyperfine Class A common stock is listed for trading on Nasdaq under the symbol “HYPR”.

Summary of Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 8 before making a decision to invest in our securities. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. Some of the risks related to our business and industry are summarized below.

•

We are an early-stage life sciences technology company with a history of net losses, which we expect to continue, and we may not be able to generate meaningful revenues or achieve and sustain profitability in the future.

•

We have a limited operating history, which may make it difficult to evaluate the prospects for our future viability and predict our future performance. As such, you cannot rely upon our historical operating performance to make an investment or voting decision regarding us.

•

We could fail to maintain the listing of our Class A common stock on Nasdaq, including in connection with our previously reported failure to meet the Nasdaq requirement to maintain a minimum closing bid price of our Class A common stock of at least $1.00 per share, which could seriously harm the liquidity of our shares and our ability to raise capital or complete a strategic transaction.

•

We may need to raise additional capital to fund commercialization plans for our products, including manufacturing, sales and marketing activities, expand our investments in research and development, and commercialize new products and applications.

•

Our success depends upon market acceptance of our products and services, our ability to develop and commercialize existing and new products and services and generate revenues, and our ability to identify new markets for our technology.

•	Medical device development is costly and involves continual technological change, which may render our current or future products obsolete.

•	We will be dependent upon the success of our sales and customer acquisition and retention strategies.

•

If we do not successfully manage the commercialization of our products and services, including continuing to build our sales force, and the development and launch of new products and services, we will not meet the long term forecasts and our business, operating and financial results and condition could be adversely affected.

•	If we are unable to attract, recruit, train, retain, motivate and integrate key personnel and expand our organization, our operations may be disrupted and we may not achieve our goals.

•

We have limited experience in marketing and selling our products and related services, and if we are unable to successfully commercialize our products and related services, our business and operating results will be adversely affected.

•

We rely on a single contract manufacturer, Benchmark Electronics, Inc. (“Benchmark”), to test, assemble and supply our finished products. If Benchmark fails to fulfill its obligations under its existing contractual arrangements with us or does not perform satisfactorily, our ability to source our devices could be negatively and adversely affected.

•	We rely on a limited number of suppliers for our products. A loss of any of these suppliers could negatively affect our business.

•	Pricing pressures from contract suppliers or manufacturers on which we rely may impose pricing pressures.

•

If we do not successfully optimize and operate our sales and potential future distribution channels or we do not effectively expand and update our infrastructure, our operating results and customer experience may be negatively impacted.

•

The market for our products and services is new, rapidly evolving, and increasingly competitive, as the healthcare industry in the United States is undergoing significant structural change, which makes it difficult to forecast demand for our products and services.

•

As international expansion of our business occurs, it will expose us to market, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States.

•

The COVID-19 pandemic has and could continue to negatively affect various aspects of our business, make it more difficult for us to meet our obligations to our customers, and result in reduced demand for our products and services, which could have a material adverse effect on our business, financial condition, results of operations, or cash flows.

•	Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

•	We are subject to extensive government regulation, which could restrict the development, marketing, sale and distribution of our products and could cause us to incur significant costs.

•

There is no guarantee that the FDA will grant 510(k) clearance or premarket approval of our future products, and failure to obtain necessary clearances or approvals for our future products would adversely affect our ability to grow our business.

•	If we fail to obtain regulatory authorizations in other countries for existing products or products under development, we will not be able to commercialize these products in those countries.

•	We may be subject to enforcement action if we engage in improper or off-label marketing or promotion of our commercial medical device products, including fines, penalties and injunctions.

•

Because we do not require extensive training for users of our current products, although they are limited under the FDA’s marketing clearances to use by, and that images generated from the scanner be interpreted by, trained healthcare practitioners, there exists a potential for misuse of these products, misinterpretation of images by untrained professionals or misuse of these products by untrained professionals, which could ultimately harm our reputation and business.

•

We are subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in customer growth or engagement, or otherwise harm our business.

•

Cybersecurity risks and cyber incidents could result in the compromise of confidential data or critical data systems and give rise to potential harm to customers, remediation and other expenses, expose us to liability under federal or state law, consumer protection laws, or other common law theories, subject us to litigation and federal and state governmental inquiries, damage our reputation, and otherwise be disruptive to our business and operations.

•

If we are unable to obtain and maintain and enforce sufficient intellectual property protection for our products and technology, or if the scope of the intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our products may be impaired.

•

We currently rely on licenses from third parties, and in the future may rely on additional licenses from other third parties, and if we lose any of these licenses, then we may be subjected to future litigation.

•	We face the risk of product liability claims and may be subject to damages, fines, penalties and injunctions, among other things.

•

We identified material weaknesses in our internal control over financial reporting. If our remediation measures are ineffective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to report our financial condition or results of operations accurately or in a timely manner and we may be unable to maintain compliance with applicable stock exchange listing requirements, which may adversely affect investor confidence in us and, as a result, materially and adversely affect our business and the value of our Class A common stock.

•

Because we are a “controlled company” within the meaning of the Nasdaq listing rules, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

•

The dual class structure of our common stock has the effect of concentrating voting power with Jonathan M. Rothberg, Ph.D., Vice Chairman of our board of directors and the Founder of Legacy Hyperfine and Liminal, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

Corporate Information

HealthCor was incorporated as a Cayman Islands exempted company on November 18, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses.

Legacy Hyperfine was incorporated under the laws of the State of Delaware on February 25, 2014 under the name “Hyperfine Research, Inc.” On May 25, 2021, the name of the corporation was changed to “Hyperfine, Inc.”

Liminal was incorporated under the laws of the State of Delaware on September 21, 2018 under the name “EpilepsyCo Inc.” On July 20, 2020, the name of the corporation was changed to “Liminal Sciences, Inc.”

On December 22, 2021, HealthCor, Legacy Hyperfine and Liminal completed the Business Combination, pursuant to which each of Legacy Hyperfine and Liminal became a wholly owned subsidiary of HealthCor, HealthCor’s corporate name was changed to “Hyperfine, Inc.”, Legacy Hyperfine’s name was changed to “Hyperfine Operations, Inc.”, Liminal’s name was changed to “Liminal Operations, Inc.”, and the business of Legacy Hyperfine and Liminal became the business of the Company. On March 21, 2022, Liminal’s name was changed to “Liminal Sciences, Inc.”

Our principal executive offices are located at 351 New Whitfield Street, Guilford, Connecticut 06437, and our telephone number is (866) 796-6767.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is not an emerging growth company or is an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of HealthCor’s initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates is $700 million or more as of the end of that fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.000 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

THE OFFERING

Issuer	Hyperfine, Inc.

Resale of Class A common stock and Class B common stock

Shares of Class A common stock offered by the Selling Securityholders (representing Founder Shares, Private Placement Shares, shares issued in the PIPE Investment, shares issued to our directors, officers and affiliates and the directors, officers and affiliates of Legacy Hyperfine or Liminal pursuant to the Business Combination Agreement, including shares that may be issued upon the exercise of stock options or upon the conversion of shares of Class B common stock, and Letter Agreement Shares)

33,194,322 shares

Shares of Class B common stock offered by the Selling Securityholders	15,055,288 shares

Use of proceeds	We will not receive any proceeds from the sale of the Class A common stock and Class B common stock to be offered by the Selling Securityholders. With respect to shares of Class A common stock underlying the options, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such options to the extent such options are exercised for cash.

Ticker symbol	“HYPR” for the Class A common stock.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties and all other information, documents or reports included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement or other offering materials, including the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, which are incorporated by reference in this prospectus, and any updates to those risk factors included from time to time in our periodic and current reports filed with the SEC and incorporated by reference in this prospectus. Our business, financial condition or results of operations could be harmed by any of these risks. As a result, you could lose some or all of your investment in our securities. Additional risks not currently known to us or other factors not perceived by us to present significant risks to our business at this time also may impair our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that relate to future events or our future financial performance regarding, among other things, the plans, strategies and prospects, both business and financial, of the Company. These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	the success, cost and timing of our product development activities;

•	the commercialization and adoption of our existing products and the success of our future product offerings;

•	the potential attributes and benefits of our products and services;

•	our ability to obtain and maintain regulatory approval for our products, and any related restrictions and limitations of any approved product;

•	our ability to identify, in-license or acquire additional technology;

•	our ability to maintain our existing licensing, manufacturing and supply agreements;

•

our ability to compete with other companies currently marketing or engaged in the development of magnetic resonance imaging technologies, many of which have greater financial and marketing resources than us;

•	the size and growth potential of the markets for our products and services, and the ability of our products and services to serve those markets, either alone or in partnership with others;

•	the pricing of our products and services and reimbursement for medical procedures conducted using our products and services;

•	changes in applicable laws or regulations;

•	our estimates regarding expenses, revenue, capital requirements and needs for additional financing;

•	our ability to raise financing in the future;

•	our financial performance;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	intense competition and competitive pressures from other companies in the industry in which we operate;

•	market conditions and global and economic factors, such as inflation;

•	our intellectual property rights;

•	the effect of legal, tax and regulatory changes; and

•	the impact of the COVID-19 pandemic on our business and operations.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements such as those contained in documents we have filed with the U.S. Securities and Exchange Commission. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our common stock, see the section entitled “Risk Factors” and the risk factors incorporated by reference herein.

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

All of the Class A common stock and Class B common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of up to 33,194,322 shares of our Class A common stock and up to 15,055,288 shares of our Class B common stock. The Selling Securityholders may from time to time offer and sell any or all of the shares of Class A common stock or the shares of Class B common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the shares of Class A common stock and the shares of Class B common stock other than through a public sale. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Class A common stock or shares of Class B common stock. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, shares of Class A common stock and shares of Class B common stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

The following table is prepared based on information provided to us by the Selling Securityholders. It sets forth the name and address of the Selling Securityholders, the aggregate number of shares of Class A common stock and shares of Class B common stock that the Selling Securityholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Securityholders both before and after the offering. We have based the percentage ownership prior to this offering on 55,622,488 shares of Class A common stock and 15,055,288 shares of Class B common stock outstanding, in each case as of December 31, 2022.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

Unless otherwise indicated, the business address of each of these holders is c/o Hyperfine, Inc., 531 New Whitfield Street, Guilford, Connecticut 06437.

	Shares of Class A Common Stock Beneficially Owned Prior to this Offering		Shares of Class B Common Stock Beneficially Owned Prior to this Offering		Number of Shares of Class A Common Stock Being Offered	Number of Shares of Class B Common Stock Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock		Shares of Class B Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock
Stockholder	Shares	Percent	Shares	Percent			Shares	Percent	Shares	Percent
2012 JMR Trust Common, LLC(1)	585,737	1.1%	—	—	585,737	—	—	—	—	—
23rd Century Capital LLC (2)	440,295	*	—	—	440,295	—	—	—	—	—
4C Holdings I, LLC(3)	6,867,790	11.0%	6,867,790	45.6%	6,867,790	6,867,790	—	—	—	—
4C Holdings V, LLC(3)	818,750	1.5%	818,750	5.4%	818,750	818,750	—	—	—	—
Bonnie E. Gould Rothberg, M.D.(4)	95,507	*	—	—	95,507	—	—	—	—	—
Jonathan M. Rothberg, Ph.D.(5)	1,953,552	3.4%	—	—	1,086,574	—	866,978	1.6%	—	—
Elizabeth A. Whayland(6)	95,346	*	—	—	95,346	—	—	—	—	—
Elizabeth A. Whayland and Gregory T. Mulhern, as Joint Tenants With Right of Survivorship	23,876	*	—	—	23,876	—	—	—	—	—

	Shares of Class A Common Stock Beneficially Owned Prior to this Offering		Shares of Class B Common Stock Beneficially Owned Prior to this Offering		Number of Shares of Class A Common Stock Being Offered	Number of Shares of Class B Common Stock Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock			Shares of Class B Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock
Stockholder	Shares	Percent	Shares	Percent			Shares	Percent		Shares	Percent
Khan Siddiqui(7)	560,058	*	—	—	290,978	—	269,080		*	—	—
Mark Hughes(8)	141,132	*	—	—	123,320	—	17,812		*	—	—
Neela Paykel(9)	132,374	*	—	—	42,984	—	89,390		*	—	—
Ruth Fattori(10)	205,822	*	—	—	891	—	204,931		*	—	—
Scott Huennekens(11)	1,529,554	2.7%	—	—	1,187,186	—	342,368		*	—	—
YH North America Capital L.P. (12)	522,606	*	—	—	522,606	—	—	—		—	—
Yonghua International I L.P. (13)	522,606	*	—	—	522,606	—	—	—		—	—
Yonghua International II L.P. (14)	696,808	1.3%	—	—	696,808	—	—	—		—	—
Michael Weinstein(15)	127,198	*	—	—	127,198	—	—	—		—	—
Christopher Wolfgang(15)	35,000	*	—	—	35,000	—	—	—		—	—
Taylor Harris(15)	127,197	*	—	—	127,197	—	—	—		—	—
Jefferies LLC(16)	300,000	*	—	—	300,000	—	—	—		—	—
CD-Venture GmbH(17)	1,357,057	2.4%	—	—	100,000	—	1,257,057	2.3%		—	—
James H. Dahl(18)	500,000	*	—	—	500,000	—	—	—		—	—
ARK Investment Management LLC on behalf of ARK PIPE Fund LLC(19)	1,000,000	1.8%	—	—	1,000,000	—	—	—		—	—
Eldridge PIPE Holdings, LLC(20)	1,390,012	2.5%	—	—	1,390,012	—	—	—		—	—
Nantahala Capital Partners Limited Partnership(21)	42,586	*	—	—	38,337	—	4,249		*	—	—
Nantahala Capital Partners SI, LP(21)	316,250	*	—	—	296,462	—	19,788		*	—	—
NCP RFM LP(21)	49,042	*	—	—	44,573	—	4,469		*	—	—
Blackwell Partners LLC-Series A(21)	126,495	*	—	—	115,936	—	10,559		*	—	—
HealthCor Sanatate Offshore Master Fund, L.P.(22)	1,950,132	3.5%	—	—	1,950,132	—	—	—		—	—
HealthCor Offshore Master Fund, L.P.(22)	583,348	1.0%	—	—	583,348	—	—	—		—	—
Avidity Capital Fund II LP(23)	174,876	*	—	—	174,500	—	376		*	—	—
Avidity Capital HL Sub Fund III LLC(23)	140,700	*	—	—	140,400	—	300		*	—	—
Avidity Master Fund LP(23)	1,188,178	2.1%	—	—	1,185,100	—	3,078		*	—	—
Catalio Nexus Fund III, LP(24)	500,000	*	—	—	500,000	—	—	—
Catalio Special Opportunities Fund I, LLC (25)	635,500	1.1%	—	—	635,500	—	—	—		—	—
Joseph Healey (26)	781,227	1.4%	—	—	781,227	—	—	—		—	—
Arthur Cohen (27)	781,226	1.4%	—	—	781,226	—	—	—		—	—
David C. Nettleton	488,936	*	—	—	488,936	—	—	—		—	—
Benjamin Snedeker (28)	204,703	*	—	—	204,703	—	—	—		—	—
Christine Clarke (29)	135,215	*	—	—	135,215	—	—	—		—	—
Anabelle Perez Gray	23,050	*	—	—	23,050	—	—	—		—	—
Cynthia Yang	84,124	*	—	—	84,124	—	—	—		—	—
Greg Inguaggiato	84,124	*	—	—	84,124	—	—	—		—	—
EJR TR, LLC(30)	1,842,187	3.2%	1,842,187	12.2%	1,842,187	1,842,187	—	—		—	—
JNR TR, LLC(30)	1,842,187	3.2%	1,842,187	12.2%	1,842,187	1,842,187	—	—		—	—
NVR TR, LLC(30)	1,842,187	3.2%	1,842,187	12.2%	1,842,187	1,842,187	—	—		—	—
GBR TR, LLC(30)	1,842,187	3.2%	1,842,187	12.2%	1,842,187	1,842,187	—	—		—	—
Catalio Public Equities Master Fund, LP(31)	848,020	1.5%	—	—	598,020	—	250,000		*	—	—

Total	36,534,757	49.2%	15,055,288	100%	33,194,322	15,055,288	3,340,435	5.9%		—	—

*	Denotes less than 1%.

**	Certain Selling Securityholders may be deemed to beneficially own other shares reported herein.

***	The Class A common stock issuable upon conversion of shares of Class B common stock is also included in the Number of Shares of Class A Common Stock Being Offered column immediately preceding.

(1)

Jonathan M. Rothberg, Ph.D., Vice Chairman of the Company and the Founder of Legacy Hyperfine and Liminal, is the sole manager of 2012 JMR Trust Common, LLC and has sole voting and investment control of the shares of Class A common stock owned by 2012 JMR Trust Common, LLC.

(2)	Dr. Rothberg’s son is the manager of 23rd Century Capital LLC. Dr. Rothberg disclaims beneficial ownership of the shares held by 23rd Century Capital LLC.

(3)

Represents Class B common stock, or Class A common stock issuable upon the conversion of Class B common stock, as the case may be, held by 4C Holdings I, LLC and 4C Holdings V, LLC. Dr. Rothberg is the sole manager of 4C Holdings I, LLC and 4C Holdings V, LLC. Dr. Rothberg has sole voting and investment control over these shares.

(4)	Bonnie E. Gould Rothberg, M.D. is the spouse of Dr. Rothberg. Dr. Rothberg disclaims beneficial ownership of the shares held by his spouse.

(5)

The number of shares of Class A common stock being offered represents (i) 104,074 shares of Class A common stock held by Dr. Rothberg, and (ii) 982,500 shares of Class A common stock that are issuable upon exercise of options held by Dr. Rothberg, all of which are exercisable within 60 days of December 31, 2022. The shares of Class A common stock beneficially owned by Dr. Rothberg include (i) 1,067,845 shares of Class A common stock that are issuable upon exercise of options held by Dr. Rothberg, including 982,500 shares of Class A common stock that are issuable upon exercise of options within 60 days of December 31, 2022 (ii) 110,603 shares of Class A common stock held by Dr. Rothberg, (iii) 13,057 shares of Class A common stock that are issuable upon vesting of restricted stock units held by Dr. Rothberg and (iv) 762,047 shares of Class A common stock held by Jonathan M. Rothberg 2003 Revocable Trust.

(6)

Represents (i) 43,079 shares of Class A common stock held by Ms. Whayland, and (ii) 52,267 shares of Class A common stock that are issuable upon exercise of options held by Ms. Whayland, all of which are exercisable within 60 days of December 31, 2022.

(7)

The number of shares being offered represents 290,978 shares of Class A common stock that are issuable upon exercise of options held by Dr. Siddiqui. The shares of Class A common stock beneficially owned by Dr. Siddiqui include (i) 474,978 shares of Class A common stock that are issuable upon exercise of options held by Dr. Siddiqui, including 289,708 shares of Class A common stock issuable upon exercise of options within 60 days of December 31, 2022, (ii) 17,143 shares of Class A common stock held by Dr. Siddiqui, and (iii) 67,937 shares of Class A common stock that are issuable upon vesting of restricted stock units held by Dr. Siddiqui, including 12,687 shares of Class A common stock issuable upon vesting of restricted stock units that may vest within 60 days of December 31, 2022.

(8)

The number of shares of Class A common stock being offered represents (i) 19,615 shares of Class A common stock held by Mr. Hughes, and (ii) 103,705 shares of Class A common stock that are issuable upon exercise of options held by Mr. Hughes. The shares of Class A common stock beneficially owned by Mr. Hughes include (i) 115,892 shares of Class A common stock that are issuable upon exercise of options held by Mr. Hughes, including 111,545 shares of Class A common stock issuable upon exercise of options within 60 days of December 31, 2022, (ii) 19,615 shares of Class A common stock held by Mr. Hughes and (iii) 5,625 shares of Class A common stock issuable upon vesting of restricted stock units that may vest within 60 days of December 31, 2022.

(9)

The number of shares of Class A common stock being offered represents 42,984 shares of Class A common stock that are issuable upon exercise of options held by Ms. Paykel. The shares of Class A common stock beneficially owned by Ms. Paykel include (i) 98,889 shares of Class A common stock that are issuable upon exercise of options held by Ms. Paykel, including 95,072 shares of Class A common stock issuable upon exercise of options within 60 days of December 31, 2022, (ii) 17,547 shares of Class A common stock held by Ms. Paykel and (iii) 15,938 shares of Class A common stock issuable upon vesting of restricted stock units that may vest within 60 days of December 31, 2022.

(10)

The number of shares of Class A common stock being offered represents 891 shares of the Company’s Class A common stock held by Ms. Fattori. The shares of Class A common stock beneficially owned by Ms. Fattori include (i) 185,345 shares of Class A common stock that are issuable upon exercise of options held by Ms. Fattori, including 100,000 shares of Class A common stock issuable upon exercise of options within 60 days of December 31, 2022, (ii) 7,420 shares of Class A common stock held by Ms. Fattori and (iii) 13,057 shares of Class A common stock that are issuable upon vesting of restricted stock units held by Ms. Fattori.

(11)

The number of shares of Class A common stock being offered represents 1,187,186 shares of Class A common stock that are issuable upon exercise of options held by Mr. Huennekens. The shares of Class A common stock beneficially owned by Mr. Huennekens include (i) 1,509,968 shares of Class A common stock that are issuable upon exercise of options held by Mr. Huennekens, including 296,795 shares of Class A common stock issuable upon exercise of options that may vest within 60 days of December 31, 2022, (ii) 6,529 shares of Class A common stock held by Mr. Huennekens and (iii) 13,057 shares of Class A common stock that are issuable upon vesting of restricted stock units held by Mr. Huennekens.

(12)

Feng Wei is the controlling person of YH North America Capital L.P. and may be deemed to have beneficial ownership of the shares held by YH North America Capital L.P. The registered address of YH North America Capital L.P. is Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands.

(13)

Feng Wei is the controlling person of Yonghua International I L.P. and may be deemed to have beneficial ownership of the shares held by Yonghua International I L.P. The registered address of Yonghua International I L.P. is Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands.

(14)

Feng Wei is the controlling person of Yonghua International II L.P. and may be deemed to have beneficial ownership of the shares held by Yonghua International II L.P. The registered address of Yonghua International II L.P. is Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands.

(15)	Michael Weinstein, Christopher Wolfgang, and Taylor Harris were directors of HealthCor until the Closing of the Business Combination.

(16)

Jefferies LLC was the sole bookrunning manager for HealthCor’s initial public offering and acted as the lead financial advisor, capital markets advisor and placement agent to HealthCor in connection with the Business Combination and the PIPE Investment. The business address of such holder is 520 Madison Avenue, New York, New York 10022.

(17)

Christoph Boehringer and Dirk Wilken are each a Managing Partner of CD-Venture GmbH and have voting and investment power over the shares held by the entity. The business address of such holder is Bergheimer Str. 45, Heidelberg, Germany BW 69115.

(18)	The business address of such holder is 4314 Pablo Oaks Court, Jacksonville, Florida 32224.

(19)	The business address of such holder is 200 Central Avenue, Suite 1850, St. Petersburg, Florida 33701.

(20)	The business address of such holder is 600 Steamboat Road, Suite 200, Greenwich, Connecticut 06830.

(21)

Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of each of Nantahala Capital Partners Limited Partnership, Nantahala Capital Partners SI, LP, NCP RFM LP, and Blackwell Partners LLC-Series A (collectively, the “Nantahala Securityholders”) as a General Partner or Investment Manager and would be considered the beneficial owner of such securities. Nantahala Capital Management, LLC may be deemed to beneficially own 10,557 additional shares of Class A common stock in the Company on behalf of managed funds and/or accounts not listed above as Selling Stockholders. The above shall not be deemed to be an admission by the record owners or the applicable Nantahala Securityholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the Nantahala Securityholders. The business address of such holder is c/o Nantahala Capital Management, LLC, 130 Main Street, 2nd Floor, New Canaan, Connecticut 06840.

(22)

HealthCor Group, LLC indirectly manages HealthCor Sanatate Offshore Master Fund, L.P. and HealthCor Offshore Master Fund, L.P. (collectively the “HC Affiliates”). Arthur Cohen and Joseph Healey are the controlling members of HealthCor Group, LLC. As such, Messrs. Cohen and Healey have voting and investment discretion with respect to the shares held by each of the HC Affiliates and may be deemed to have shared beneficial ownership of these shares. HC Sponsor LLC, an affiliate of the HC Affiliates was the sponsor of HealthCor, Mr. Cohen was Chief Executive Officer and a director of HealthCor and Mr. Healey was Chairman of HealthCor’s board of directors.

(23)

Avidity Master Fund LP (“Avidity Master”) is a Cayman exempted limited partnership, Avidity Capital Fund II LP (“Avidity II”) is a Delaware limited partnership, and Avidity Capital HL Sub Fund III LLC (“Avidity III”, together with Avidity Master and Avidity II, the “Avidity Affiliates”). The general partner of each of the Avidity Affiliates is Avidity Capital Partners Fund (GP) LP, a Delaware limited partnership, whose general partner is Avidity Capital Partners (GP) LLC, a Delaware limited liability company. Avidity Partners Management LP is the investment manager of the Avidity Affiliates. Avidity Partners Management (GP) LLC is the general partner of Avidity Partners Management LP. David Witzke and Michael Gregory are the managing members of Avidity Capital Partners (GP) LLC and Avidity Partners Management (GP) LLC. Each of the entities and individuals referenced in this paragraph may be deemed to beneficially own the shares held by the Avidity Affiliates. Certain affiliates of the Avidity Affiliates, which are not Selling Securityholders, may also own shares. The business address of the Avidity Affiliates is 2828 N. Harwood Street, Suite 1220, Dallas, Texas 75201.

(24)

R. Jacob Vogelstein is the manager of Catalio Nexus Fund III, LP (“Catalio”) and has voting and investment control over Catalio, and accordingly, may be deemed to have beneficial ownership of the shares held by Catalio. R. Jacob Vogelstein disclaims beneficial ownership of the shares held by Catalio. The business address of Catalio is 24 W 25th St Ste 200, New York, New York 10010-2704.

(25)

The managing member of Catalio Special Opportunities Fund I, LLC is Catalio Special Opportunities Manager I, LLC. R. Jacob Vogelstein and George Petrocheilos are the managing members of Catalio Special Opportunities Manager I, LLC and share voting and dispositive power over the shares held by Catalio Special Opportunities Fund I, LLC. Mr. Petrocheilos was President of HealthCor. The address of Catalio Special Opportunities Fund I, LLC is c/o Catalio Special Opportunities Manager I, LLC, 512 W. 22nd Street, 5th Floor, New York NY 10011.

(26)	Mr. Healey was Chairman of HealthCor’s board of directors prior to the Business Combination.

(27)	Mr. Cohen was Chief Executive Officer and a director of HealthCor prior to the Business Combination.

(28)	Mr. Snedeker was a director of HealthCor prior to the Business Combination.

(29)	Ms. Clarke was Chief Financial Officer of HealthCor prior to the Business Combination.

(30)

Dr. Rothberg is the sole manager of each of EJR TR, LLC, JNR TR, LLC, NVR TR, LLC and GBR TR, LLC and has sole voting and dispositive power over these shares of Class B common stock held by these entities.

(31)

Catalio Capital Management, LP is the investment manager of Catalio Public Equities Master Fund, LP. R. Jacob Vogelstein and George Petrocheilos share voting and dispositive power over the shares held by Catalio Public Equities Master Fund, LP. Mr. Petrocheilos was President of HealthCor. The address of Catalio Public Equities Master Fund, LP is c/o Catalio Capital Management, LP, 512 W. 22nd Street, 5th Floor, New York NY 10011.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders of up to 33,194,322 shares of our Class A common stock and up to 15,055,288 shares of our Class B common stock.

The Selling Securityholders may offer and sell, from time to time, their respective shares of Class A common stock and Class B common stock covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the Selling Securityholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or agents;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions; and

•	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions.

The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify certain of the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law.

We have agreed with certain Selling Securityholders pursuant to the Registration Rights Agreement to use our commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as all securities covered by this prospectus have been sold or otherwise cease to be registrable securities.

We have also agreed with the PIPE Investors pursuant to the Subscription Agreements and with Jefferies LLC pursuant to the Letter Agreement to cause the registration statement to remain effective until the earlier of (i) five years from the effective date of the registration statement, (ii) the date the Selling Securityholder ceases to hold the shares covered by the registration statement or (iii) the first date on which the Selling Securityholder can sell all of its shares under Rule 144 of the Securities Act without restriction.

Amended and Restated Registration Rights Agreement

At the Closing, the Company, the Sponsor and certain affiliates of the Sponsor (the “Sponsor Group Holders”), and certain security holders of Legacy Hyperfine and Liminal (the “Hyperfine Holders”) entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”), pursuant to which, among other things, the Sponsor Group Holders and the Hyperfine Holders were granted certain registration rights with respect to their respective shares of the Company’s common stock on the terms and subject to the conditions therein. The Sponsor Group Holders and the Hyperfine Holders also agreed not to effect any sale, disposition or distribution of any equity securities of the Company held by any of them (except with respect to shares of the Company’s Class A common stock acquired in open market transactions or pursuant to the PIPE Investment) during their respective lock-up periods. Each of the Hyperfine Holders agreed to not transfer securities of the Company (subject to certain exceptions described above) for the period ending on the earlier of (a) 180 days after the Closing, subject to certain customary exceptions, and (b) subsequent to the Closing, (x) if the last reported sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading days after the Closing or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their shares of the Company’s common stock for cash, securities or other property (the “Hyperfine Shares Lock-up Period”). In addition, each Sponsor Group Holder agreed to not transfer any securities of the Company (subject to certain exceptions described above) for the period ending on the earlier of (a) one year after the Closing, and (b) subsequent to the Closing, (x) if the last reported sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading days commencing at least 180 days after the Closing, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their shares of the Company’s common stock for cash, securities or other property. These lock-up restrictions have expired.

DESCRIPTION OF OUR CAPITAL STOCK

The following summary of the material terms of the capital stock of Hyperfine, Inc. (formerly HealthCor Catalio Acquisition Corp.) is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, as amended (the “Charter”), and our Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part, and certain provisions of Delaware law. We urge you to read each of our Charter and our Bylaws in their entirety for a complete description of the rights and preferences of our securities. Unless the context requires otherwise, all references to “we”, “us,” “our,” the “Company” and “Hyperfine” in this section refer solely to Hyperfine, Inc. (formerly HealthCor Catalio Acquisition Corp.) and not to our subsidiaries.

Authorized Capital Stock

We are authorized to issue 628,000,000 shares, consisting of 600,000,000 shares of Class A common stock, par value $0.0001 per share, 27,000,000 shares of Class B common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Class A Common Stock

Voting Rights

Holders of Class A common stock are entitled to cast one vote per share. Generally, holders of all classes of common stock vote together as a single class, and an action is approved by stockholders if a majority of votes cast affirmatively or negatively on the action are cast in favor of the action, while directors are elected by a plurality of the votes cast. Holders of Class A common stock are not entitled to cumulate their votes in the election of directors.

Dividend Rights

With limited exceptions in the case of certain stock dividends or disparate dividends approved by the affirmative vote of the holders of a majority of the Class A common stock and Class B common stock, each voting separately as a class, holders of Class A common stock will share ratably (based on the number of shares of Class A common stock held), together with each holder of Class B common stock, if and when any dividend is declared by our board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class A common stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up

On the liquidation, dissolution, distribution of assets or winding up of Hyperfine, each holder of Class A common stock, together with each holder of Class B common stock, will be entitled, pro rata on a per share basis, to all assets of Hyperfine of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of Hyperfine then outstanding and unless disparate or different treatment of the shares of Class A common stock and Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Other Matters

Holders of shares of Class A common stock do not have subscription, redemption or conversion rights. All of the outstanding shares of Class A common stock are validly issued, fully paid and non-assessable.

Class B Common Stock

Voting Rights

Holders of Class B common stock are entitled to cast 20 votes per share of Class B common stock. Generally, holders of all classes of our common stock vote together as a single class, and an action is approved by our stockholders if a majority of votes cast affirmatively or negatively on the action are cast in favor of the action, while directors are elected by a plurality of the votes cast. Holders of Class B common stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

With limited exceptions in the case of certain stock dividends or disparate dividends approved by the affirmative vote of the holders of a majority of the Class A common stock and Class B common stock, each voting separately as a class, holders of Class B common stock will share ratably (based on the number of shares of Class B common stock held), together with each holder of Class A common stock, if and when any dividend is declared by our board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class B common stock with respect to the payment of dividends.

Optional Conversion

Holders of Class B common stock have the right to convert shares of their Class B common stock into fully paid and non-assessable shares of Class A common stock, on a one-to-one basis, at the option of the holder at any time upon written notice to us.

Mandatory Conversion

Holders of Class B common stock can have their shares of Class B common stock automatically converted into shares of Class A common stock, on a one-to-one basis, upon the occurrence of any of the events described below:

(1)

Any sale, assignment, transfer, conveyance, hypothecation, or other transfer or disposition, directly or indirectly, of any shares of Class B common stock or any legal or beneficial interest in such shares, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation, or otherwise), including, without limitation the transfer of shares of Class B common stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, voting control over such shares by proxy or otherwise, other than a permitted transfer.

(2)

Upon the first date on which Dr. Rothberg, together with all other qualified stockholders, collectively cease to beneficially own at least 20% of the number of Class B common stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination, or recapitalization of the Class B common stock) collectively beneficially owned by Dr. Rothberg and permitted transferees of Class B common stock as of the Closing.

(3)	Upon the date specified by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Class B common stock, voting as a separate class.

Liquidation Rights, Dissolution and Winding Up

On the liquidation, dissolution, distribution of assets or winding up of Hyperfine, each holder of Class B common stock, together with each holder of Class A common stock, will be entitled, pro rata on a per share basis, to all assets of Hyperfine of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of Hyperfine then outstanding and unless disparate or different treatment of the shares of Class A common stock and Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Preferred Stock

Our Charter provides that our board of directors has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, conversion rights, voting rights, redemption privileges and liquidation preferences. There were no shares of preferred stock outstanding as of December 31, 2022.

The purpose of authorizing our board of directors to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the dividend or liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

In December 2021, we completed the Business Combination contemplated by the Business Combination Agreement, pursuant to which Legacy Hyperfine survived the Hyperfine Merger as a wholly-owned subsidiary of HealthCor and Liminal survived the Liminal Merger as a wholly-owned subsidiary of HealthCor. In connection with the Mergers, HealthCor changed its name to Hyperfine, Inc., Legacy Hyperfine changed its name to “Hyperfine Operations, Inc.” and Liminal changed its name to “Liminal Operations, Inc.” Liminal subsequently changed its name to “Liminal Sciences, Inc.”

As a consequence of the Mergers, at the Effective Time, (i) each share of Legacy Hyperfine capital stock (other than shares of Legacy Hyperfine Series A preferred stock) that was issued and outstanding as of immediately prior to the Effective Time was automatically cancelled and extinguished and converted into the right to receive a number of shares of the Company’s Class A common stock equal to the Hyperfine Exchange Ratio, rounded down to the nearest whole number of shares; (ii) each share of Legacy Hyperfine Series A preferred stock that was issued and outstanding as of immediately prior to the Effective Time was automatically cancelled and extinguished and converted into the right to receive a number of shares of the Company’s Class B common stock equal to the Hyperfine Exchange Ratio, rounded down to the nearest whole number of shares; (iii) each share of Liminal capital stock (other than shares of Liminal Series A-1 preferred stock) that was issued and outstanding as of immediately prior to the Effective Time was automatically cancelled and extinguished and converted into the right to receive a number of shares of the Company’s Class A common stock equal to the Liminal Exchange Ratio, rounded down to the nearest whole number of shares; (iv) each share of Liminal Series A-1 preferred stock that was issued and outstanding as of immediately prior to the Effective Time was automatically cancelled and extinguished and converted into the right to receive a number of shares of the Company’s Class B common stock equal to the Liminal Exchange Ratio, rounded down to the nearest whole number of shares; (v) each option to purchase shares of Legacy Hyperfine common stock and each option to purchase shares of Liminal common stock, whether vested or unvested, that was outstanding and unexercised as of immediately prior to the Effective Time was assumed by the Company and became an option (vested or unvested, as applicable) to purchase a number of shares of the Company’s Class A common stock equal to the number of shares of Legacy Hyperfine common stock or Liminal common stock subject to such option immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded up to the nearest whole cent; and (vi) each Legacy Hyperfine restricted stock unit and each Liminal restricted stock unit outstanding immediately prior to the Effective Time was assumed by the Company and became a restricted stock unit with respect to a number of shares of the Company’s Class A common stock equal to the number of shares of Legacy Hyperfine common stock or Liminal common stock subject to such Legacy Hyperfine restricted stock unit or Liminal restricted stock unit immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded down to the nearest whole share.

Exclusive Forum

Our Charter provides that, to the fullest extent permitted by law, unless we otherwise consent in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Hyperfine, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of Hyperfine, (3) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), our Charter or Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of our Charter or Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act and the provisions of our Charter described above will not apply to claims arising under the Exchange Act or other federal securities laws for which there is exclusive federal jurisdiction.

Anti-Takeover Effects of Provisions of our Charter, Bylaws and Applicable Law

Certain provisions of our Charter, Bylaws, and laws of the State of Delaware, where we are incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the Class A common stock and the Class B common stock. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which apply so long as the Class A common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be issued in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of Hyperfine by means of a proxy contest, tender offer, merger, or otherwise.

Dual Class Stock

As described above, our Charter provides for a dual class common stock structure which provides Dr. Rothberg with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of the shares of our outstanding common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of Hyperfine or its assets.

Blank Check Preferred Stock

Our Charter provides for 1,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of Hyperfine or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Charter grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of the holders of shares of common stock and may have the effect of delaying, deterring or preventing a change in control of Hyperfine.

Number of Directors

Our Charter and Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time solely pursuant to a resolution adopted by our board of directors; provided, however, that prior to the first date on which the issued and outstanding shares of Class B common stock represent less than 50% of the voting power of the then outstanding shares of our capital stock that would be entitled to vote for the election of directors at an annual meeting of stockholders, unless approved by the holders of a majority in voting power of the shares of our capital stock that would then be entitled to vote in the election of directors at an annual meeting or by written consent, the number of directors may not exceed nine (9).

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be delivered to, or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Our Bylaws allow the chairperson of the meeting at a meeting of the stockholders to determine whether a proposal to the meeting was properly brought and to adopt rules and regulations for the conduct of meetings, except to the extent inconsistent with such rules, regulations and procedures as adopted by our board of directors, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Hyperfine.

Limitations on Stockholder Action by Written Consent

Our Charter provides that, subject to the terms of any series of our preferred stock, any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided, however, that prior to the first date on which the issued and outstanding shares of Class B common stock represent less than 50% of the voting power of the then outstanding shares of our capital stock that would then be entitled to vote for the election of directors, any action required or permitted to be taken at any annual or special meeting of our stockholders, may be taken by written consent if such written consent is signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such matter were present and voted.

Amendment of our Charter and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our Charter provides that it may be amended by us in the manner provided therein or prescribed by statute. Our Charter provides that the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal any provision of our Charter, or adopt any provision of our Charter inconsistent therewith.

If any of the Class B common stock shares are outstanding, in addition to any vote required by Delaware law, the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Class B common stock, voting as a separate class, is required to amend our Charter (1) in a manner that changes any of the voting, conversion, dividend or liquidation provisions of the shares of Class B common stock, (2) to provide for each share of Class A common stock or any preferred stock to have more than one vote per share or any rights to a separate class vote of the holders of shares of Class A common stock other than as provided by our Charter or required by the DGCL, or (3) to otherwise adversely impact the rights, powers, preferences or privileges of the shares of Class B common stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class A common stock.

If any shares of the Class A common stock shares are outstanding, we will not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, voting as a separate class, in addition to any other vote required by applicable law or our Charter, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of our Charter (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Class A common stock so as to affect them adversely; or (2) to provide for each share of Class B common stock to have more than twenty (20) votes per share or any rights to a separate class vote of the holders of shares of Class B common stock other than as provided by our Charter or required by the DGCL.

Our Charter also provides that our board of directors will have the power to adopt, amend, alter, or repeal our Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of our board of directors at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or our Charter. Our stockholders are prohibited from adopting, amending, altering, or repealing Bylaws, or to adopt any provision inconsistent with Bylaws, unless such action is approved, in addition to any other vote required by our Charter, (i) when the issued and outstanding shares of Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock that would be entitled to vote for the election of directors, the affirmative vote of the holders of at least two-thirds of the voting power of the capital stock that would be entitled to vote in the election of directors or, prior to such time, (ii) the affirmative vote of the holders of a majority of the voting power of the shares of capital stock that would be entitled to vote in the election of directors.

Business Combinations

Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1)	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)

at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Since we have not opted out of Section 203 of the DGCL, it will apply to us. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions, which stockholders may otherwise deem to be in their best interests.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. Our Charter does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors or officers of corporations and their stockholders for monetary damages for breaches of directors’ or officers’ fiduciary duties, subject to certain exceptions. Our Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of Hyperfine or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.

Our Charter provides that we may indemnify and advance expenses to our directors, officers, employees or agents to the fullest extent permitted by law. Our Bylaws provide that we shall indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in our Charter and Bylaws may discourage stockholders from bringing lawsuits against directors for any alleged breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.

Corporate Opportunities

Our Charter provides for the renouncement by us of any interest or expectancy of Hyperfine in, or being offered an opportunity to participate in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into possession of, any director of Hyperfine who is not an employee of Hyperfine or any of its subsidiaries, unless such matter, transaction, or interest is presented to, or acquired, created, or developed by, or otherwise comes into the possession of a director of Hyperfine expressly and solely in that director’s capacity as a director of Hyperfine.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Hyperfine. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Registration Rights

Pursuant to Subscription Agreements, the PIPE Investors purchased HealthCor Class A ordinary shares immediately prior to the closing of the Business Combination and the PIPE Investors are entitled to certain registration rights. Pursuant to the Letter Agreement, Hyperfine issued the Letter Agreement Shares to Jefferies LLC in lieu of deferred underwriting compensation relating to HealthCor’s Initial Public Offering and Jefferies LLC is entitled to certain registration rights. In particular, under the Subscription Agreements and the Letter Agreement, Hyperfine agreed to, within 45 calendar days after the closing of the Business Combination, file with the SEC (at Hyperfine’s sole cost and expense) a registration statement registering the resale of the shares of Class A common stock issued to the PIPE Investors and pursuant to the Letter Agreement, and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 45th calendar day (or 60th calendar day if the SEC notifies Hyperfine that it will “review” such registration statement) following the closing of the Business Combination and (ii) the 10th business day after the date Hyperfine is notified (orally or in writing) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review. The registration statement was initially filed on January 24, 2022 and initially declared effective by the SEC on February 1, 2022.

At the Closing, Hyperfine, the Sponsor, certain affiliates of the Sponsor (the “Sponsor Group Holders”) and certain Legacy Hyperfine equityholders and Liminal equityholders (the “Legacy Hyperfine Holders”) entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the parties to the Registration Rights Agreement agreed not to effect any sale or distribution of any equity securities of Hyperfine held by any of them (except with respect to shares of Class A common stock acquired in open market transactions or pursuant to the PIPE Investment) during the lock-up period described therein and below and were granted certain registration rights with respect to their respective shares of our common stock, in each case, on the terms and subject to the conditions therein.

In particular, the Registration Rights Agreement provides for the following registration rights:

•

Registration rights. Promptly, but in any event within 45 days following the Closing Date, Hyperfine is required to use its commercially reasonable efforts to file a registration statement under the Securities Act to permit the public resale of all registrable securities as permitted by Rule 415 of the Securities Act and to cause such registration statement to be declared effective as soon as practicable after the filing thereof, but in no event later than 45 days following the filing deadline (or 60 days following the filing deadline if the registration statement is reviewed by and receives comments from the SEC). As soon as practicable following the date of effectiveness of the registration statement, but in any event within two business days of such date, Hyperfine will notify the holders of registrable securities of the effectiveness of such registration statement. The registration statement was initially filed on January 24, 2022 and initially declared effective by the SEC on February 1, 2022. At any time at which Hyperfine has an effective shelf registration statement with respect to a holder’s registrable securities, any such holder may request to sell all or a portion of their registrable securities pursuant to an underwritten offering pursuant to such shelf registration statement, provided that such holder(s) reasonably expect any such sales to generate aggregate gross proceeds in excess of $25 million or reasonably expect to sell all of the registrable securities held by such holder, but in no event for aggregate gross proceeds of less than $5 million in gross proceeds. Hyperfine will enter into an underwriting agreement with a managing underwriter or underwriters selected by the initiating holder(s), after consultation with Hyperfine, and will take all such other reasonable actions as are requested by the managing underwriter to expedite or facilitate the disposition of such registrable securities.

•

Demand registration rights. At any time after the Closing Date, if Hyperfine does not have an effective registration statement outstanding, Hyperfine will be required, upon the written request of the holders of at least a majority-in-interest of the then-outstanding registrable securities held by the Sponsor Group Holders or the Legacy Hyperfine Holders, as soon as practicable but not more than 45 days after receipt of such written request, to file a registration statement and to effect the registration of all or part of their registrable securities. Hyperfine is not obligated to effect more than an aggregate of (i) one demand registration at the request of one or more Sponsor Group Holders or (ii) an aggregate of three registrations pursuant to a demand registration request.

•

Piggyback registration rights. At any time after the Closing Date, if Hyperfine proposes to file a registration statement under the Securities Act to register any of its equity securities, or securities or other obligations exchangeable or convertible into equity securities, or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions and reductions as described in the Registration Rights Agreement, then Hyperfine will give written notice of such proposed filing to the holders of registrable securities as soon as practicable but not less than 10 days before the anticipated filing of such registration statement. Upon the written request of any holder of registrable securities in response to such written notice, Hyperfine will, in good faith, cause such registrable securities to be included in the registration statement and use its commercially reasonable efforts to cause the underwriters of any proposed underwritten offering to include such holders’ registrable securities on the same terms and conditions as any similar securities of Hyperfine included in such registration.

Lock-up Restrictions

Under the Registration Rights Agreement, each of the Legacy Hyperfine Holders agreed to not transfer securities of the Company, agreed not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any such securities or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive such securities, whether then owned or thereafter acquired, that are owned directly by such holder (including securities held as a custodian) or with respect to which such holder has beneficial ownership within the rules and regulations of the SEC, other than certain permitted transfers, including not to engage in any hedging or other transaction with respect to such securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such securities, for the period ending on the earlier of (a) 180 days after the Closing, subject to certain customary exceptions, and (b) subsequent to the Closing, (x) if the last reported sale price of Hyperfine’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading days after the Closing or (y) the date on which Hyperfine completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of Hyperfine’s public stockholders having the right to exchange their shares of Hyperfine’s common stock for cash, securities or other property. In addition, each Sponsor Group Holder agreed to not transfer any securities of Hyperfine (subject to certain exceptions described above) for the period ending on the earlier of (a) one year after the Closing, and (b) subsequent to the Closing, (x) if the last reported sale price of Hyperfine’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading days commencing at least 180 days after the Closing, or (y) the date on which Hyperfine completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of Hyperfine’s public stockholders having the right to exchange their shares of Hyperfine’s common stock for cash, securities or other property. These lock-up restrictions have expired.

Transfer Agent and Registrar

The transfer agent for our capital stock is Continental Stock Transfer & Trust Company.

Stock Exchange Listing

Hyperfine’s Class A common stock is listed for trading on The Nasdaq Stock Market under the symbol “HYPR.”

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. has passed upon the validity of the Hyperfine Class A common stock and Hyperfine Class  B common stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The combined and consolidated financial statements of Hyperfine, Inc., incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://hyperfine.io. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 that we filed with the SEC on March 25, 2022;

•	the portions of our definitive proxy statement on Schedule 14A that we filed with the SEC on April 25, 2022 that are deemed “filed” with the SEC under the Exchange Act;

•

our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 that we filed with the SEC on May  12, 2022, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022 that we filed with the SEC on August 11, 2022 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022 that we filed with the SEC on November 10, 2022;

•	our Current Reports on Form 8-K that we filed with the SEC on February 15, 2022, June 9, 2022, June 29, 2022, July 14, 2022, September 26, 2022, October 6, 2022, November 14, 2022 (as amended on

November  15, 2022), November  23, 2022, December  8, 2022, December  9, 2022, December  9, 2022 and December 12, 2022 (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished thereto);

•

the description of our securities contained in our Registration Statement on Form 8-A that we filed with the SEC on January 26, 2021, including any amendment or report filed for the purpose of updating such description; and

•

all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

The SEC file number for each of the documents listed above is 001-39949.

In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the post-effective amendment to the registration statement of which this prospectus is a part and prior to the effectiveness of the post-effective amendment to the registration statement shall be deemed to be incorporated by reference into this prospectus.

You may request a copy of these documents, orally or in writing, which will be provided to you at no cost, by contacting:

Hyperfine, Inc.

351 New Whitfield Street

Guilford, Connecticut 06437

Telephone: (866) 796-6767

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus or any accompanying prospectus supplement.

You may also access these documents on our website, https://www.hyperfine.io. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

HYPERFINE, INC.

Up to 33,194,322 Shares of Class A Common Stock

Up to 15,055,288 Shares of Class B Common Stock

PROSPECTUS

January 30, 2023

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.